Exhibit 99.2

Repros Announces New CEO

Larry Dillaha, M.D., Named President and CEO on Interim Basis

THE WOODLANDS, Texas, Feb. 2, 2017 -- Repros Therapeutics Inc.® (Nasdaq: RPRX) today announced that Joseph S. Podolski is leaving his position as President and Chief Executive Officer and member of the Board of Directors to pursue other interests. Larry Dillaha, M.D., Chief Executive Officer of CavtheRx, was appointed interim President and Chief Executive Officer of the Company, effective immediately.

“As Repros continues to advance its pipeline, the board will be conducting a search for a CEO with the appropriate experience to lead the Company’s next stage of growth,” said Patrick Fourteau, Chairman of the Company’s Board. “We’re grateful for Joe’s many years of dedication to Repros and wish him every success in his future endeavors.”

Prior to becoming CEO of CavtheRx, Dr. Dillaha was Chief Operating Officer and Chief Medical Officer of New Haven Pharmaceuticals, a specialty pharmaceutical company. He also served as Chief Medical Officer of Insys Therapeutics, Sciele Pharma and as Medical Director of Sanofi-Sythelabo. Dr. Dillaha received an M.D. degree from the University of Tennessee, Memphis.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Forward-Looking Statements

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. These statements are based on assumptions that the Company has made in light of the Company’s experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to the Company’s pipeline and CEO search. Risks associated with achieving forward-looking statements are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT:

Investor Relations:

Thomas Hoffmann

The Trout Group

(646) 378-2931

thoffmann@troutgroup.com